                                                                     EXHIBIT 4.1

KENNY INFORMATION SYSTEMS,
A Division of J. J. Kenny Co., Inc.
65 Broadway
New York, New York 10006
Telephone: 212-770-4422
Fax: 212-797-8681
Frank A. Ciccotto, Jr.
Vice President

                                                                   March 5, 1999

Merrill Lynch Pierce Fenner & Smith
Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, NJ 08543-9051
The Bank of New York
Unit Investment Trust Department
P.O. Box 974
Wall Street Division
New York, N.Y. 10268-0974

Re: Municipal Investment Trust Fund,
    Intermediate Term Series 405
    Defined Asset Funds

Gentlemen:

     We have examined the Registration Statement File No. 333-70097 for the above-captioned fund. We hereby acknowledge that Kenny Information Systems, a Division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the fund. We hereby consent to the use in the Registration Statement of the reference to Kenny Information Systems, a Division of J. J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          FRANK A. CICCOTTO, JR.
                                          VICE PRESIDENT
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